SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant                       |X|
Filed by a Party other than the Registrant    |_|

Check the appropriate box:

|_|  Preliminary Proxy Statement    |_|  Confidential, for Use of the Commission
                                         only (as permitted by Rule 14a-6(e)(2))

|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               MRO SOFTWARE, INC.

                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement no.:

     3)   Filing Party:

     4)   Date Filed:

                                    * * * * *

                               MRO SOFTWARE, INC.

                         Annual Meeting of Stockholders

                                  March 4, 2003

     Notice is hereby given that the Annual Meeting of Stockholders of MRO Software, Inc., (the "Company") will be held at the offices of the Company, 100 Crosby Drive, Bedford, Massachusetts 01730 on Tuesday, March 4, 2003, and beginning at 10:00 A.M., local time, for the following purposes:

     1. To elect Robert L. Daniels and John A. McMullen as Class I Directors of the Company for a term of three years;

     2. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent public accountants for the current fiscal year; and

     3. To transact such further business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Friday, January 10, 2003, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, said Meeting and any adjournment thereof. Only stockholders of record on such date are entitled to notice of, and to vote at, said Meeting or any adjournment thereof.

                                        By Order of the Board of Directors,


                                        /s/ Craig Newfield
                                        ----------------------------------------
                                        Craig Newfield
                                         Vice President, General Counsel
                                          & Clerk

Bedford, Massachusetts
January 28, 2003

                             YOUR VOTE IS IMPORTANT

          Please sign and return the enclosed proxy, whether or not you plan to attend the Meeting.

                               MRO SOFTWARE, INC.
                                100 Crosby Drive
                          Bedford, Massachusetts 01730
                                 (781) 280-2000

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  March 4, 2003

     This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about January 30, 2003 in connection with the solicitation by the Board of Directors of MRO Software, Inc., a Massachusetts corporation (the "Company"), of proxies to be used at the Annual Meeting of Stockholders of the Company, to be held on Tuesday, March 4, 2003, and at any and all adjournments thereof (the "Annual Meeting"). When proxies are returned properly executed, the shares represented will be voted in accordance with the stockholders' directions. Stockholders are encouraged to vote on the matters to be considered. If no choice has been specified by a stockholder with respect to a proposal as to which the Board of Directors has made a recommendation, however, the shares covered by any executed proxy will be voted as indicated in this proxy statement. Any stockholder may revoke his proxy at any time before it has been exercised.

     The Board of Directors of the Company has fixed the close of business on Friday, January 10, 2003, as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, there were issued and outstanding 24,374,504 shares of the Company's Common Stock, $.01 par value ("Common Stock"). Each share of Common Stock outstanding on the record date will be entitled to cast one vote.

                         QUORUM AND TABULATION OF VOTES

     The By-Laws of the Company provide that the holders of a majority of shares of Common Stock issued and outstanding and entitled to vote thereat will constitute a quorum at the Annual Meeting. Shares of Common Stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. In general, votes withheld from any nominee for election as director, abstentions (if applicable) and broker "non-votes" (if applicable) are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A "non-vote" occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The affirmative vote of a plurality of the shares of Common Stock properly cast at the Annual Meeting will be necessary to elect each Class I Director (Proposal One). Votes "withheld" from director-nominees, and broker "non-votes" will not be included in calculating the number of votes cast for election of the Class I Directors. The affirmative vote of a majority of the shares of Common Stock properly cast at the Annual Meeting will be necessary to approve the ratification of the Company's selection of PricewaterhouseCoopers LLP as its independent auditors for fiscal 2003 (Proposal Two). Abstentions and broker "non-votes" will not be included in calculating the number of votes cast on Proposal Two.

     Votes will be tabulated by the Company's transfer agent, EquiServe Trust Company, N.A. The vote on each matter submitted to stockholders will be tabulated separately.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

     The Company has a Board of Directors consisting of six directors, divided into three classes, as nearly equal in size as practicable, referred to as Class I, Class II and Class III.

     The terms of the Company's Class I Directors, Robert L. Daniels and John A. McMullen, will expire at the Annual Meeting. Mr. Daniels and Mr. McMullen were elected to the Board of Directors at the Company's Special Meeting in Lieu of Annual Meeting held on April 25, 2000. The terms of the Company's Class II Directors, Alan L. Stanzler and Stephen B. Sayre, will expire at the annual meeting to be held with respect to the Company's 2003 fiscal year. Mr. Stanzler was first elected to the Board in 1998, and was re-elected in 2001. Mr. Sayre was first elected to the Board of Directors by the members of the then existing Board to fill a vacancy on the Board, and was re-elected by the Company's stockholders in March 2001. The terms of the Company's Class III Directors, Norman E. Drapeau, Jr. and Richard P. Fishman, will expire at the annual meeting to be held with respect to the Company's 2004 fiscal year. Mr. Drapeau and Mr. Fishman were elected to the Board of Directors at the Company's Special Meeting in Lieu of Annual Meeting held on March 24, 1999, and re-elected on March 5, 2002. The Directors in each Class serve for a term of three years and until their successors are duly elected and qualified. As the term of one Class expires, a successor director or directors for that Class are elected at the annual meeting of stockholders for that year.

     The full Board of Directors has nominated each of Mr. Daniels and Mr. McMullen for election to an additional three-year term as a Class I Director. Mr. Daniels and Mr. McMullen have each agreed to serve if elected, and the Company has no reason to believe that either of them will be unable to serve. In the event that Mr. Daniels or Mr. McMullen is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for such other nominee as is then designated by the Board.

     Unless authority to do so has been limited in a proxy, it is the intention of the persons named as proxies to vote the shares represented by the proxy FOR the election of Mr. Daniels and Mr. McMullen as Class I Directors.

     The Board of Directors recommends that you vote FOR the election of Mr. Daniels and Mr. McMullen as Class I Directors.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

Name                                Age           Position
----                                ---           --------
Norman E. Drapeau, Jr               42            President, Chief Executive Officer and Director - Class III

Robert L. Daniels (1)               60            Executive Chairman of the Board - Class I

Peter J. Rice                       50            Executive Vice President - Finance and Administration,
                                                  Chief Financial Officer and Treasurer

Patricia C. Foye                    47            Executive Vice President - Global Marketing & Strategic
                                                  Alliances

William J. Sawyer                   56            Executive Vice President- Operations

Ted D. Williams                     54            Executive Vice President- Worldwide Sales

John W. Young                       50            Executive Vice President - Products and Technology

Craig Newfield                      43            Vice President, General Counsel and Clerk

Richard P. Fishman (1)(2)           56            Director - Class III

John A. McMullen (2)(3)             60            Director - Class I

Stephen B. Sayre (3)                51            Director - Class II

Alan L. Stanzler (1)(3)             59            Director - Class II

----------
(1)  Member of the Nominating Committee
(2)  Member of the Compensation Committee
(3)  Member of the Audit Committee

     Norman E. Drapeau, Jr. joined the Company in 1982 as an applications analyst. Since that time, he has held various positions with the Company, including, from 1984 to 1987, that of Manager of Customer Support and from 1989 through 1991, that of Director, Product Marketing. In 1991, Mr. Drapeau was appointed Vice President, Corporate Marketing, in 1992 was appointed Vice President - Americas and in July 1996 was appointed Executive Vice President - Worldwide Sales and Marketing, serving in that capacity until January 1998. In January 1998, Mr. Drapeau was appointed Executive Vice President and Chief Operating Officer and was also elected a director of the Company. In May 1998, Mr. Drapeau was elected President and Chief Executive Officer.

     Robert L. Daniels founded the Company in 1968 and has been a director since that time. Mr. Daniels served as Chairman of the Board and Chief Executive Officer from 1968 to 1996 and as President from 1968 to 1995. In May 1998, Mr. Daniels was elected Executive Chairman of the Board.

     Peter J. Rice joined the Company in 2000 as Executive Vice President of Finance and Administration, Chief Financial Officer and Treasurer. From 1998 to 2000, Mr. Rice was Vice President of Finance and Administration, Chief Financial Officer and Treasurer of Interleaf, Inc., a developer of e-publishing and e-content software products. Interleaf was sold to Broadvision, Inc. in 2000. From 1995 to 1998, Mr. Rice was Vice President, Chief Financial Officer and Treasurer of

Media 100, Inc., a provider of digital media and content design, creation and delivery tools. From 1990 to 1995, Mr. Rice was Vice President, Corporate Controller and Chief Accounting Officer of M/A Com, Inc. Prior thereto, Mr. Rice held senior financial management positions at Apollo Computer and Atex, Inc. On December 10, 2001, Mr. Rice was appointed to the board of directors of Engage, Inc.

     Patricia C. Foye joined the Company in July 2001 as Executive Vice President, Global Marketing and Strategic Alliances. From September 2000 to May 2001, Ms. Foye was Vice President, Worldwide Sales and Marketing of HMS Software, Inc., an application software company focused on the aerospace defense markets. From May 1999 to May 2000, Ms. Foye was President of Allenbrook, Inc., a private firm focused on the development of a policy management system for insurance and financial markets. From 1998 to 1999, Ms. Foye was Vice President and General Manager of QAD, Inc., leading the Electronics and Industrial business segment, the largest vertical business for QAD. From 1994 to 1998, Ms. Foye held senior management positions at Digital Equipment Corporation, a hardware and software vendor, and Marcam Corporation, an ERP applications vendor.

     William J. Sawyer joined the Company in 1978 as an applications consultant and served in various sales and services positions from 1978 to 1984. Mr. Sawyer was a Vice President of the Company from 1984 to 1990 and Executive Vice President from 1990 until November 1997. In November 1997, Mr. Sawyer left the Company and joined Peritus Software Services, Inc., a software application company, as Vice President, Operations. Mr. Sawyer rejoined the Company in October 1998 as Executive Vice President, Operations.

     Ted D. Williams originally joined the Company in 1984 and served as Director, MAXIMO until 1988. From 1988 to 1993, Mr. Williams was President and Chief Operating Officer of Comac Systems Corporation, a software application company. In 1993, Mr. Williams rejoined the Company as Director, Eastern Regional Sales. He was appointed Vice President-North American Sales in 1996 and Vice President-Worldwide sales in January 1998. In October 1998, Mr. Williams was appointed Executive Vice President-Worldwide Sales.

     John W. Young originally joined the Company in 1985 and served until 1988 as MAXIMO Product Manager. From 1988 to 1992, Mr. Young was Vice President of Sales of Comac Systems Corporation, a software application company. In 1992 he rejoined the Company as Director of MAXIMO Product Design, was appointed Vice President - Research and Development of the Company in 1995, and was appointed Executive Vice President - Products and Technology of the Company in 1998.

     Craig Newfield joined the Company as Vice President, General Counsel and Clerk in September 2000. From October 1997 through August 2000, Mr. Newfield was Vice President, General Counsel and Clerk of Interleaf, Inc., a developer of e-publishing and e-content software products. Interleaf was sold to Broadvision, Inc. in 2000. From April 1996 through September 1997, Mr. Newfield was General Counsel and Secretary of OneWave, Inc., since renamed Primix Solutions, an IT services provider. From February 1993 to April 1996, Mr. Newfield served as in-house counsel of Marcam Corporation.

     Richard P. Fishman - a director since March 1999, Mr. Fishman is currently Executive Vice President at MacAndrews & Forbes Group, Inc., where he is responsible for venture capital investing. From 1995 to 1997, Mr. Fishman served as Managing Director of GeoPartners Research, Inc., a strategy and management consulting firm, where he headed the firm's venture capital activities. From 1995 to 1997, Mr. Fishman was also Of Counsel at the law firm of Atkin, Gump, Strauss, Hauer & Feld L.L.P. Mr. Fishman served as President and Chief Executive Officer of Thinking Machines Corporation from 1993 to 1994, and was a partner at the law firm of Milbank, Tweed, Hadley & McCoy from 1987 until 1993.

     John A. McMullen - a director since April 2000, Mr. McMullen is the Managing Principal of Cambridge Meridian Group, Inc., a strategy-consulting firm that serves Fortune 500 and technology-based companies, with which he has been employed since 1985. Mr. McMullen taught business strategy at Harvard Law School from the mid 1980's to 1990 and, as one of the original members of CMGI's Board of Directors, served on that Board from 1988 through 1999. He currently serves on the Board of Ezenia!, Inc., a Nasdaq listed company, in a term that began last year. In addition, he serves, or has served, on the boards of twelve other private, chiefly technology-oriented companies. From 1993 to 1997 he was an informal advisor to Senator Bill Bradley (NJ). In 1998 he ran for the United States Senate from Vermont.

     Stephen B. Sayre - a director since September 1998, Mr. Sayre is currently the Vice President of Marketing and Business Development for Endeca Technologies, Inc., a provider of software infrastructure for information delivery. From June 2000 to March 2001, Mr. Sayre was Vice President of Marketing for Idiom, Inc., a provider of software and services for enterprise globalization. From 1994 to 2000, he was the Senior Vice President of Marketing at Lotus Development Corporation, a subsidiary of IBM Corporation, a hardware and software vendor. Prior to joining Lotus in 1994, Mr. Sayre was President of Boston Treasury Systems and has held other senior executive level positions with Cullinet Software and Easel Corporation.

     Alan L. Stanzler - a director since May 1998, Mr. Stanzler served as a director of the Company from 1992 to 1994 and as Clerk of the Company from 1990 to 1996. Mr. Stanzler is Of Counsel at the law firm of Stanzler, Funderburk & Castellon, L.L.P. From 1998 to September 2001, Mr. Stanzler was a partner of the law firm of Maselan Jones & Stanzler, P.C. From 1995 to 1998, Mr. Stanzler was a member of the law firm of Davis, Malm & D'Agostine, P.C.

     All directors hold office until the expiration of their respective terms as described above and until their respective successors are duly elected and qualified. Executive officers of the Company are appointed by and serve at the discretion of the Board of Directors.

Committees and Meetings of the Board

     During the fiscal year ended September 30, 2002 ("fiscal 2002"), the Board met eleven times. No incumbent director attended fewer than 75% of the total number of meetings held by the Board and Committees of the Board on which he served.

     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee (currently composed of Messrs. Sayre, Stanzler and

McMullen) reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met five times during fiscal 2002. The Compensation Committee (currently composed of Messrs. Fishman and McMullen) has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers and administering the Company's Amended and Restated 1999 Equity Incentive Plan (the "1999 Equity Plan"), 1994 Incentive and Nonqualified Stock Option Plan (the "1994 Stock Option Plan") and 2002 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Compensation Committee met six times during fiscal 2002.

     The Nominating Committee (currently composed of Messrs. Daniels, Fishman and Stanzler) is responsible for making recommendations to the full Board regarding candidates for election to the Board of Directors. However, the full Board of Directors has desired to be directly involved in the nomination process, and as a result the Nominating Committee did not meet during fiscal 2002, and the full Board of Directors considered and nominated the candidates proposed for election as directors at the Annual Meeting. If a Company stockholder wishes to propose alternative nominee(s) for election as director(s), the Nominating Committee will consider such alternative nominee(s), provided that written notice has been given to the Company at least 60 days prior to the date of the Annual Meeting, including such information as required under the Company's By-Laws. If a stockholder nominee is eligible, and if the nomination is proper, the Nomination Committee would then consider the merits of the nominee in making its recommendation to the Board of Directors.

Report of the Audit Committee

     The Board of Directors has appointed an Audit Committee consisting of Messrs. Stanzler, McMullen and Sayre. All members of the Audit Committee are "independent" as that term is currently used in the Marketplace Rules of The Nasdaq Stock Market ("Nasdaq") and as defined under Section 301 of the Sarbanes-Oxley Act of 2002.

     Under the Sarbanes-Oxley Act of 2002, the Audit Committee is directly responsible for the appointment, compensation and oversight of the Company's independent accountants, including the approval of both audit and permitted non-audit services and the resolution of disagreements between management and the auditors regarding financial reporting. In carrying out its role, the Audit Committee (i) makes such examinations as are necessary to monitor the Company's financial reporting, its external audits and its process for compliance with laws and regulations, (ii) provides to the Board of Directors the results of its examinations and recommendations derived therefrom, (iii) proposes to the Board of Directors improvements in internal accounting controls, (iv) reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, (v) reviews the scope of other services provided by the Company's independent accountants, and (vi) provides to the Board of Directors such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require Board attention.

     The Audit Committee also maintains a telephone "hotline" by which Company employees can directly communicate to the Audit Committee any concerns that they may have regarding financial or other matters.

     Management has the primary responsibility for the Company's financial statements and the reporting process, including the systems of internal controls and for the preparation of financial statements in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Audit Committee monitors and reviews these processes, but is not responsible for the preparation of the Company's financial statements. Audit Committee members are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditors' independence, but under the Sarbanes-Oxley Act of 2002 the Audit Committee is authorized to engage independent counsel and other advisors it determines necessary to carry out its duties.

     In fulfilling its oversight responsibilities, the Audit Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company's independent accountants for fiscal 2002, the overall scope and plans for PricewaterhouseCoopers LLP's audit of the Company's financial statements for fiscal 2002. The Audit Committee met with PricewaterhouseCoopers LLP, with and without Company management present, to discuss the results of PricewaterhouseCoopers LLP's examinations and evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     Beginning in October 2002 the Chairman of the Audit Committee met with the Company's Chief Executive and Chief Financial Officers to discuss their review of the Company's disclosure controls and procedures and internal controls in connection with the filing of periodic reports with the Securities and Exchange Commission.

     The Audit Committee reviewed and discussed the Company's audited financial statements for fiscal 2002 with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61 "Communication's with Audit Committees" as amended, including a discussion of PricewaterhouseCoopers LLP's judgments as to the quality, not just the acceptability, of the Company's financial statements, changes in accounting policies, sensitive accounting estimates, accounting principles and such other matters as are required to be discussed with audit committees under generally accepted auditing standards.

     In addition, the Audit Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 "Independence Discussions with Audit Committees" and discussed the disclosures with PricewaterhouseCoopers LLP, as well as other matters relevant to PricewaterhouseCoopers LLP's independence from management and the Company. The Audit Committee considered whether the services PricewaterhouseCoopers LLP provided to the Company beyond their audit of the Company's financial statements was compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee also considered the amount of fees PricewaterhouseCoopers LLP received for audit and non-audit services.

     Based on the Audit Committee's reviews, meetings and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board directed, that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors also have recommended that Pricewaterhouse Coopers LLP be selected as the Company's independent public accountants for fiscal 2003. See Proposal Two for detailed information.

     The Audit Committee is governed by a written charter, adopted by the Board of Directors, a copy of which was included as Appendix A to the Definitive Proxy Statement in connection with the annual meeting of stockholders held on March 6, 2001, as filed with the Securities and Exchange Commission on February 6, 2001. The Audit Committee intends to update its charter as appropriate in light of the regulations implementing the Sarbanes-Oxley Act of 2002, once such regulations relevant to the Audit Committee are adopted.

                                        The Audit Committee
                                                  Alan L. Stanzler, Chairman
                                                  John A. McMullen
                                                  Stephen B. Sayre

                REMUNERATION OF EXECUTIVE OFFICERS AND DIRECTORS

Directors' Compensation

     During fiscal 2002, members of the Board of Directors who were not employees of the Company or one of the Company's subsidiaries ("Non-Employee Directors") received a quarterly stipend of $7,500, with no additional fees being payable for attendance at Board or committee meetings. Non-Employee Directors were also reimbursed for out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Directors who were employees of the Company are not paid any separate fees for serving as directors.

     Non-Employee Directors are eligible to receive stock options and other equity-based incentive awards under the 1999 Equity Plan in the same manner and to the same degree as all other eligible persons, as determined by the Board of Directors on a discretionary basis. Options granted to Non-Employee Directors are subject to acceleration of vesting under certain circumstances.

     At the request of the Board of Directors, during the first quarter of fiscal 2003 the Compensation Committee conducted a comprehensive review of the compensation of Non-Employee Directors, consulted with independent experts in these matters, and reported its findings to the full Board. Based on this review and consultation, and in light of the increased responsibilities and potential exposures undertaken by Non-Employee Directors under the Sarbanes-Oxley Act of 2002 and in general, and by committee members and committee chairmen in particular, the Board of Directors decided to increase the cash compensation of, and to issue a grant of restricted stock to, the Non-Employee Directors, as follows. Effective January 1, 2003, Non-Employee Directors will receive a quarterly stipend of $10,000, plus a quarterly stipend of $2,500 for each active committee of which they are a member, except that the chairman of the Audit Committee will receive a quarterly stipend of $7,500, and the chairman of the Compensation Committee will receive a quarterly stipend of $6,250. No additional fees are payable for attendance at Board or committee meetings, and Non-Employee Directors will continue to be reimbursed for out-of-pocket expenses incurred in the performance of their duties as directors of the Company. In addition, the Board has recently approved a one-time grant to each Non-Employee Director of 6,250 shares of restricted stock under the terms of the 1999 Equity Plan, vesting on a quarterly basis over three years, with twelve equal installments vesting on the 15th day of the second month of each quarter, subject to 100% acceleration under certain circumstances.

Executive Compensation

     Summary Compensation Table. The following table sets forth certain information concerning the compensation earned by the Company's Chief Executive Officer and the six other most highly paid executive officers of the Company (collectively, the "named executive officers") for services rendered in all capacities to the Company during fiscal 2002.

                           SUMMARY COMPENSATION TABLE

                                                                                                   Long-Term
                                                                                                  Compensation
                                                                Annual Compensation                 Awards
                                                                -------------------               Securities
                                       Fiscal                                     Other Annual     Underlying         All Other
Name and Principal Position             Year     Salary($)(1)      Bonus($)       Compensation    Options(#)(2)  Compensation ($)(3)
---------------------------             ----     ------------      --------       ------------    -------------  -------------------
Norman E. Drapeau, Jr                   2002       $350,000        $185,513 (4)          --               --            $2,750
     President and Chief                2001       $343,750        $376,773 (5)          --          150,000            $2,625
     Executive Officer                  2000       $317,500        $137,495 (6)          --          200,000            $2,400

Robert L. Daniels                       2002       $350,000        $141,763 (4)          --               --                --
     Executive Chairman of the          2001       $343,750        $376,773 (5)     $11,027 (7)           --                --
     Board                              2000       $317,500        $137,495 (6)          --               --                --

Peter J. Rice                           2002       $215,000        $ 91,166 (4)          --               --                --
     Executive Vice President           2001       $211,250        $185,157 (5)          --           50,000                --
     Finance & Administration,          2000       $ 51,539        $  4,748 (6)     $20,000 (8)      102,000                --
     Chief Financial Officer and
     Treasurer

Patricia C. Foye                        2002       $215,000        $ 91,166 (4)          --               --                --
     Executive Vice President           2001       $ 44,792        $ 31,100 (5)          --                                 --
     Global Marketing and
     Strategic Alliances

William J. Sawyer                       2002       $215,000        $ 91,166 (4)          --               --            $2,750
     Executive Vice President of        2001       $211,250        $185,157 (5)          --           30,000            $2,625
     Operations                         2000       $196,672        $ 67,690 (6)          --           55,000            $2,400

Ted D. Williams                         2002       $215,000        $ 91,166 (4)          --               --            $2,750
     Executive Vice President           2001       $211,250        $185,157 (5)          --           30,000            $2,625
     Worldwide Sales                    2000       $192,502        $ 67,926 (6)          --           55,000            $2,400

John W. Young                           2002       $215,000        $ 91,166 (4)          --               --            $2,750
     Executive Vice President           2001       $211,250        $185,157 (5)          --           30,000            $2,625
     Products and Technology            2000       $197,500        $ 67,690 (6)          --           60,000            $2,400

----------

(1) Salaries for the named executive officers during fiscal 2001 were increased at the end of the first quarter of fiscal 2001, and were continued at the same level through the balance of fiscal 2001 and all of fiscal 2002.

(2) Represents shares of Common Stock issuable upon exercise of stock options granted under the Company's 1994 Stock Option Plan or under the 1999 Equity Plan.

(3) The amounts reported represent contributions made by the Company pursuant to the Company's 401(k) Plan and Trust.

(4)  Represents bonuses paid under the Company's 2002 Executive Bonus Plan.

(5)  Represents bonuses paid under the Company's 2001 Executive Bonus Plan.

(6)  Represents bonuses paid under the Company's 2000 Executive Bonus Plan.

(7)  Represents reimbursement of certain expenses.

(8) Represents a sign-on bonus paid to Mr. Rice upon his employment with the Company.

     Equity Compensation Plan Information. As of the end of fiscal 2002, all stock options and other equity-based incentives (including individual compensation arrangements) were authorized for issuance pursuant to compensation plans that were previously approved by the Company's stockholders (except for a single grant of 15,000 shares of restricted stock, as noted below).

                                            EQUITY COMPENSATION PLAN INFORMATION

--------------------------------------------------------------------------------------------------------------------------
                                                                 Weighted-average
                                  Number of securities to be     exercise price of      Number of securities remaining
                                   issued upon exercise of         out-standing       available for future issuance under
                                    out-standing options,        options, warrants   equity compensation plans (excluding
Plan Category                        warrants and rights           and rights         securities reflected in column (a))
-------------                        -------------------           ----------         -----------------------------------
Equity compensation plans
 approved by
 security holders                         3,576,099(1)               $19.99                       1,344,462(3)
Equity compensation plans
 not approved by
 security holders                                --(2)                   --                              --
        Total .....................       3,576,099                  $19.99                       1,344,462
--------------------------------------------------------------------------------------------------------------------------

----------
(1) Does not include 25,000 shares of restricted stock that were previously issued under the 1999 Equity Plan.

(2) Does not include 15,000 shares of restricted stock that were issued to one individual in fiscal year 2000 in connection with an acquisition.

(3) Includes up to 175,000 shares that may be issued in the form of restricted stock under the 1999 Equity Plan.

     Option Grants in Last Fiscal Year. During fiscal 2002, there were no stock options granted by the Company to the named executive officers.

     Option Exercises and Fiscal Year-End Values. The following table sets forth certain information concerning stock options exercised during fiscal 2002 and stock options held as of September 30, 2002 by each of the named executive officers.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

------------------------------------------------------------------------------------------------------------------------------------
                                                                  Number of Unexercised              Value of Unexercised
                           Shares                                     Options at                     In-The-Money Options
                          Acquired                                  Fiscal Year-End                at Fiscal Year End ($) (3)
                             On             Value                   ---------------                --------------------------
Name                     Exercise (#)(1)  Realized ($)(2)     Exercisable (#)  Unexercisable (#)  Exercisable ($)  Unexercisable ($)
------------------------------------------------------------------------------------------------------------------------------------
Norman E. Drapeau, Jr        95,000         $1,816,315            350,748           243,750          $11,250          $18,750
Robert L. Daniels                --                 --                 --                --               --               --
Peter J. Rice                    --                 --             69,750            82,250          $ 3,750          $ 6,250
Patricia C. Foye                 --                 --             21,874            53,126               --               --
William J. Sawyer            10,000         $  180,875             81,250            68,750          $ 2,250          $ 3,750
Ted D. Williams              55,856         $  859,313             38,750            63,750          $ 2,250          $ 3,750
John W. Young               100,000         $1,693,628             53,748            71,250          $ 2,250          $ 3,750
------------------------------------------------------------------------------------------------------------------------------------

----------
(1) All options were exercised on a "cashless" basis, whereby the shares were purchased by the executive upon exercise of the stock option, and sold in the open market, in contemporaneous transactions. Does not include any shares of stock purchased under the Stock Purchase Plan.

(2) Value is based on the actual sale price of the shares less the applicable option exercise price.

(3) Value is based on the last sale price of the Common Stock on September 30, 2002, as reported by Nasdaq ($8.70 per share), less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of the sale of the shares.

Compensation Committee Interlocks and Insider Participation

     John A. McMullen and Richard P. Fishman served on the Compensation Committee during fiscal 2002. Neither Messrs. McMullen or Fishman, nor any executive officer of the Company, has any relationship requiring disclosure by the Company pursuant to item 402(j) of Regulation S-K promulgated by the SEC.

Compensation Committee Report on Executive Compensation

     The Compensation Committee established by the Board of Directors is composed of two non-employee directors of the Company, currently Mr. Fishman and Mr. McMullen. The Compensation Committee has general responsibility for the Company's executive compensation policies and practices, including making specific recommendations to the Board concerning compensation for the Company's executive officers. The following report is made by Messrs. Fishman and McMullen, and summarizes the Company's executive officer compensation policies for fiscal 2002.

     Compensation Objectives

     The Company's executive compensation programs are generally designed to relate a substantial part of executive compensation to attainment of the Company's internal goals for financial performance and corresponding increases in stockholder value. Decisions concerning executive compensation are guided by the following underlying principles:

     o to establish incentives which will link executive officer compensation to the Company's financial performance and will motivate executives to attain the Company's quarterly and annual financial targets; and

     o to provide a total compensation package that is competitive within the software industry and which will assist the Company in attracting and retaining executives who will contribute to the long-term financial success of the Company.

     The Securities and Exchange Commission requires that this Report comment upon the Compensation Committee's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code"), which limits the Company's tax deduction with regard to compensation in excess of $1 million paid to the chief executive officer and the four most highly compensated officers (other than the chief executive officer) at the end of any fiscal year unless the compensation qualifies as "performance-based compensation." The Compensation Committee's policy with respect to Section 162(m) is to make every reasonable effort to cause compensation to be deductible by the Company while simultaneously providing executive officers of the Company with appropriate rewards for their performance.

Executive Compensation Programs

     The Company's compensation package normally consists of three principal components: (1) salary; (2) cash bonuses tied to quarterly and annual revenue, earnings, stock price and personal performance; and (3) where appropriate to provide longer-term incentive to executive officers, stock options. The Company's executive officers are also eligible to participate in other employee benefit plans, including health and life insurance plans, a 401(k) retirement plan and the Stock Purchase Plan, on substantially the same terms as other employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under these Company plans.

     The Company's executive officer compensation policy emphasizes bonuses and stock options, which align the interests of management with the stockholders' interest in the financial performance of the Company for fiscal quarters, the fiscal year and the longer term. Consistent with this approach, in fiscal 2002 a substantial part of potential cash compensation for all executives was tied to the Company's performance. Executive officers' salaries for fiscal 2002 were maintained at the same levels as such salaries for the previous fiscal year (see the Summary Compensation Table), in light of the sluggish economy and consistent with the Company's overall cost control initiatives.

     In fiscal 2002, the Company maintained an Executive Bonus Plan (the "2002 Executive Bonus Plan") intended by the Compensation Committee to align the interests of its participants with those of the stockholders and provide additional incentive to executives to enhance Company performance. The participants in the 2002 Executive Bonus Plan were Ms. Foye and Messrs. Drapeau, Daniels, Young, Sawyer, Williams, Rice and Newfield. Under the 2002 Executive Bonus Plan a participant's bonus was determined as follows:

     o 40% of the bonus was based on the Company's quarterly revenue and earnings-per-share ("EPS") performance, with payment starting at 95% of goal attainment and capped at 125% of the on-target amount;

     o 20% of the bonus was based on the Company's annual revenue and EPS performance, with payment starting at 95% of goal attainment and capped at 125% of the on-target amount;

     o 20% of the bonus was based on appreciation of the price of the Company's Common Stock during the course of fiscal 2002;

     o 20% of the bonus was based on achievement of individual performance goals evaluated by the Company's Chief Executive Officer; and

     o In the case of the CEO and Executive Chairman, 20% of the bonus was based on achievement of overall performance goals, as evaluated by the Compensation Committee.

     During fiscal 2002, the Company met at least 95% of its profitability goals for three of the four quarters, and met its revenue targets for one quarter. The value of the Company's Common Stock at the end of fiscal 2002 was not greater than its value at the beginning of fiscal 2002, and no amounts were paid with respect to this component of the plan. Performance against individual performance goals was measured for each executive. As a result, the Company paid $814,910 in bonuses to its eight executive officers under the 2002 Executive Bonus Plan.

     In fiscal 2002, stock options were not a component of the Company's approach to compensation for its executive officers. See "Option Grants in Last Fiscal Year". The Compensation Committee has consulted with independent experts in these matters, believes that stock options with future vesting dates provide a significant incentive to executive officers to continue their employment with the Company and create long term value for its stockholders, and has recently approved a grant of stock options to executive officers.

     Chief Executive Officer and Executive Chairman Compensation

     Consistent with the overall executive officer compensation policy, the Company's approach to the Chief Executive Officer's and the Executive Chairman's compensation packages in fiscal 2002 was to be competitive with other successful companies in the software industry and to tie a large percentage of the Chief Executive Officer's and the Executive Chairman's total compensation packages to Company performance. The Compensation Committee believes that this approach provides additional incentives to the Chief Executive Officer and the Executive Chairman to achieve the Company's performance goals and enhance stockholder value.

     Salaries for the Company's Chief Executive Officer and the Executive Chairman were designed to give them assurance of a base level of compensation commensurate with each of their positions and durations of employment with the Company, and to be competitive with salaries for officers holding comparable positions in the software industry. The Chief Executive Officer and the Executive Chairman were each a participant in the 2002 Executive Bonus Plan, and his bonus for fiscal 2002 was based on the factors and criteria discussed above. Mr. Drapeau was Chief Executive Officer and Mr. Daniels was Executive Chairman of the Company during fiscal 2002.

                                      The Compensation Committee

                                              Richard P. Fishman, Chairman
                                              John A. McMullen

Performance Graph

     The following Performance Graph compares the performance of the Company's cumulative stockholder return with that of a broad market index, the Nasdaq Stock Market Composite Index for U.S. Companies, and a published industry index, the Nasdaq Computer & Data Processing Index. The cumulative stockholder returns for shares of the Company's Common Stock and for the market and industry indices are calculated through September 30, 2002 (the last trading day of fiscal 2002), assuming $100 was invested on September 30, 1998 (the last trading day preceding the Company's 1999 fiscal year). The Company paid no cash dividends during the periods shown. The performance of the market and industry indices is shown on a total return (dividends reinvested) basis.

                  Comparison of Five-Year Cumulative Return (1)
    Among MRO Software, Inc., The Nasdaq Stock Market (U.S.) Composite Index
                 And the Nasdaq Computer & Data Processing Index

     [The following was represented as a line chart in the printed material]

                                       Nasdaq Computer
                 MRO Software, Inc.  and Data Processing     Nasdaq Composite
                 -----------------   -------------------     ----------------
9/30/1998                 100                  100                    100
9/30/1999             407.588              169.765                163.089
9/29/2000             236.889              212.989                218.122
9/28/2001             155.417               76.452                 89.011
9/30/2002             132.561               60.076                 69.606

----------

(1) $100 invested on 9/30/98 in stock or index - including reinvestment of dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 10, 2003 by (i) each person known by the Company to own beneficially more than five percent of the Common Stock as of such date, (ii) each director of the Company, (iii) each named executive officer, (iv) each nominee as a director of the Company, and (v) all executive officers and directors of the Company as a group:

                                                                                            Shares Beneficially
                                                                                                Owned (1)
                                                                                                ---------

Name                                                                                    Number              Percent
----                                                                                    ------              -------
Robert L. Daniels (2)................................................                 4,348,413               17.8%
  100 Crosby Drive
  Bedford, MA  01730

Liberty Wanger Asset Management, L.P. (3)............................                 2,783,300               11.4%
  227 West Monroe Street, Suite 3000
  Chicago, IL 60606-5016

Kopp Investment Advisors, Inc. (4)...................................                 2,039,179                8.4%
  7701 France Avenue South, Suite 500
  Edina, MN  55435

Westport Asset Management, Inc. (5) .................................                 1,323,000                5.4%
  253 Riverside Avenue
  Westport, CT  06880

Norman E. Drapeau, Jr. (6)...........................................                   436,373                1.8%

William J. Sawyer (7)................................................                   116,417                  *

John W. Young (6)....................................................                    86,873                  *

Peter J. Rice (6)....................................................                    74,958                  *

Ted D. Williams (8)..................................................                    66,324                  *

Patricia C. Foye (9).................................................                    30,437                  *

Alan L. Stanzler (10)................................................                    86,750                  *

Stephen B. Sayre (11)................................................                    66,250                  *

Richard P. Fishman (12)..............................................                    56,600                  *

John A. McMullen (13) ...............................................                    45,910                  *

All directors and executive officers as a group......................
  (12 persons)(2)(6)(7)(8)(9)(10)(11)(12)(13)(14)                                     5,462,584               21.4%

----------
* Less than one percent.

(1) The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion herein of shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(2) Includes 1,131,758 shares owned by Susan H. Daniels, over which Robert L. Daniels has voting control pursuant to a Shareholders' Agreement dated as of August 1, 2001 (the "Voting Agreement"). Mr. Daniels also owns 3,216,655 shares apart from the Voting Agreement. Robert and Susan Daniels are divorced. Excludes 182,400 shares held for the benefit of Mr. Daniels' two adult children; each of Robert L. Daniels and Susan H. Daniels disclaims beneficial ownership of these shares. Excludes 13,800 shares held by Mr. Daniels as custodian for the benefit of two minor children, and excludes 82,700 shares held by Anja Eckbo-Daniels, Robert L. Daniels' spouse; Mr. Daniels disclaims beneficial ownership of these shares.

(3) This information is as of December 31, 2002 and is based upon information obtained through Nasdaq.

(4)  This information is as of December 31, 2002 and is based upon a report on
     Schedule 13G dated January 16, 2003 filed by Kopp Investment Advisors, Inc. with the Securities and Exchange Commission.

(5) This information is as of January 10, 2003, and is based upon information obtained through Nasdaq and confirmed by Westport Asset Management, Inc.

(6) Represents shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(7) Includes 113,125 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(8) Includes 65,625 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(9) Includes 29,687 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(10) Includes 67,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(11) Includes 60,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(12) Includes 42,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(13) Includes 42,000 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table.

(14) Includes 26,875 shares issuable pursuant to outstanding stock options exercisable within 60 days of the date of this table, held by executives who are not named executive officers.

Change-in-Control Arrangements

     Under a plan adopted by the Company's Board of Directors, each of the Company's executive officers will receive a payment equal to (i) such officer's base salary for the current year plus (ii) one times the average of the officer's bonuses for the three most recent years in the event that such officer is terminated or terminates his employment for Good Reason in connection with a change-in-control. Good Reason for termination by an executive of his employment will exist if (i) within two years after the change-in-control the Company, or any successor entity then employing the executive, materially diminishes the responsibilities and authority of the executive or materially reduces the rate of compensation of the executive (including by way of determining the eligibility of such executive to earn bonus or incentive compensation), in either case compared with his responsibilities and authority or rate of compensation, as the case may be, in effect immediately prior to such change-in-control and (ii) within 30 days following such diminution or reduction the executive resigns from his employment.

Certain Relationships and Related Transactions

     In December 2001, the Company's Board of Directors engaged Alan L. Stanzler, a non-Employee Director, as Executive Director to perform certain consulting services at the rate of $7,500 per month through June 2002. Marc Daniels, 28, has been employed by the Company since 1999 in various capacities, and is currently a Senior Product Manager with compensation at market rates, in excess of $60,000 per year. Marc Daniels is Robert L. Daniels' son.

                                  PROPOSAL TWO

                   RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     Although Massachusetts law does not require that the selection by the Board of Directors of the Company's accountants be approved each year by the stockholders, the Board believes it is appropriate to submit its selection to the stockholders for their approval and to abide by the result of the stockholders' vote. The Board of Directors recommends that the stockholders ratify the appointment of PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending September 30, 2003.

     Audit Fees. The total fees paid and payable to PricewaterhouseCoopers LLP in connection with PricewaterhouseCoopers LLP's audit and quarterly reviews of financial statements for fiscal 2002, were $271,532. Financial information systems design and implementation fees for fiscal 2002 were $0. Fees for tax preparation, tax planning, international statutory compliance audits and other accounting-related consulting services in fiscal 2002 were $313,699.

     Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending September 30, 2003.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely upon review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 2002, and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 2002, or representations that Form 5 was not required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten percent stockholders were fulfilled in a timely manner, except that Ms. Foye and Mr. Newfield disclosed their respective purchases of shares under the Stock Purchase Plan in November 2002 on Form 4s which were not filed within the required time period, and they did not file Form 5s with respect to those purchases. After investigating these matters, the Company has concluded that any omissions were inadvertent, and that none of the transactions gave rise to liability under
Section 16(b) of the Exchange Act for recapture of short-swing profits.

                                  SOLICITATION

     No compensation will be paid by any person in connection with the solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the Common Stock. In addition to the solicitation by mail, directors, officers and certain employees of the Company may in certain instances, make special solicitation of proxies personally or by telephone. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by the Company.

                              STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy materials related to the 2004 Annual Meeting of Stockholders or Special Meeting in lieu thereof must be received by the Company at its Executive Offices no later than October 2, 2003 or, if the date of such meeting is more than 30 calendar days before or after March 5, 2003, a reasonable time before the solicitation of proxies by the Company with respect to such meeting is made.

     In addition, the Company's By-Laws provide that a stockholder must give written notice to the Company of any business to be conducted at any meeting of stockholders in accordance with the procedural requirements fully set forth in
Article III of the Company's By-Laws. In the case of a regularly scheduled annual meeting, such notice must be given not less than sixty days prior to the scheduled annual meeting describing any proposal to be brought before such meeting, even if such item is not to be included in the Company's proxy statement relating to such meeting. To bring an item of business before the 2003 Annual Meeting, a stockholder must have delivered the requisite notice of such item to the Company no later than January 3, 2003.

                                  MISCELLANEOUS

     The Board does not intend to present to the Annual Meeting any business other than the proposals listed herein, and the Board was not aware, a reasonable time before mailing this Proxy Statement to stockholders, of any other business, which properly may be presented for action at the Annual Meeting. If any other business should come before the Annual Meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment.

                              AVAILABLE INFORMATION

     Stockholders of record on January 10, 2003 will receive a Proxy Statement and the Company's Annual Report to Stockholders, which contains detailed financial information concerning the Company. The Annual Report is not incorporated herein and is not deemed a part hereof.